UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 25, 2012

CytoDyn Inc.

(Exact Name of Registrant as Specified in its Charter)

Colorado	000-49908	75-3056237
(State or Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

110 Crenshaw Lake Road, Lutz, Florida 33548

(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: (813) 527-6969

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into Material Definitive Agreement.

Effective July 25, 2012, CytoDyn Inc. (the “Company”) entered into an Asset Purchase Agreement (the “Agreement”) with Progenics Pharmaceuticals, Inc. (“Progenics,” and together with the Company, collectively, the “Parties”) to acquire from Progenics its proprietary humanized monoclonal antibody HIV viral-entry inhibitor drug candidate, PRO 140 (“PRO 140”), as well as certain other related assets, including the existing inventory of bulk PRO 140 drug product, intellectual property, certain related licenses and sublicenses, and United States Food and Drug Administration regulatory filings (the “Acquired Assets”).

Upon the satisfaction of the conditions set forth in the Agreement (the “Closing”), the Company shall pay to Progenics a cash purchase price of $3,500,000 (the “Closing Payment”). In addition to the Closing Payment, the Company will pay to Progenics the following milestone payments and royalties: (i) $1,500,000 at the time of the first dosing in a US Phase III trial or non-US equivalent; (ii) $5,000,000 at the time of the first US new drug application approval by the US Food and Drug Administration or other non-US approval for the sale of PRO 140; and (iii) royalty payments of up to five percent (5%) on net sales during the period beginning on the date of the first commercial sale of PRO 140 until the later of (a) the expiration of the last to expire patent included in the Acquired Assets, and (b) 10 years following the first commercial sale of PRO 140, in each case determined on a country-by-country basis.

The Parties each made customary representations, warranties and covenants in the Agreement and the Agreement contains indemnification provisions. Progenics also made certain additional customary covenants, including a covenant not to solicit, initiate or encourage or participate in any discussions or negotiations with any third party related to the acquisition of the Acquired Assets while the Agreement is in effect.

The Closing is currently expected to take place in the next 90 days, but is subject to the satisfaction of a number of closing conditions, including, among other matters: (i) Progenics having received all required authorizations, consents and approvals of government authorities; (ii) Progenics having entered into and delivered intellectual property assignments; (iii) the Parties having entered into a transition services agreement; (iv) the Company having obtained the financing and raising of capital it needs in order to consummate the transactions contemplated by the Agreement; and (v) the Company having completed and been satisfied with its continuing due diligence investigation of the Acquired Assets.

The Agreement contains customary termination provisions, including: (i) the Company’s right to terminate if it is not satisfied with its continuing due diligence investigation of the Acquired Assets; (ii) each Party’s right to terminate prior to the Closing if the other Party has breached any material representation, warranty or covenant contained in the Agreement; and (iii) each Party’s right to terminate if the Closing has not occurred on or before October 23, 2012, by reason of the failure of any condition to Closing contained in the Agreement.

Other than in respect of the Agreement, the Company, its subsidiary, its directors and officers and the associates of such directors and officers have no material relationship with Progenics.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K.

Item 7.01	Regulation FD Disclosure.

On July 30, 2012, the Company issued a press release announcing the entry into the Agreement. A copy of this press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 7.01.

The information furnished herewith pursuant to Item 7.01 of this Current Report, including Exhibit 99.1, shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section. The information in this Current Report shall not be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date of this Current Report, regardless of any general incorporation language in the filing, except as shall be expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits.

d) Exhibits

The following exhibits are filed and furnished, respectively, herewith:

Exhibit No.	Description

10.1	Asset Purchase Agreement, dated as of July 25, 2012, by and between CytoDyn Inc. and Progenics Pharmaceuticals, Inc.

99.1	Press Release dated July 30, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CytoDyn Inc.

July 30, 2012	By:	/s/ Kenneth J. Van Ness
Kenneth J. Van Ness President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1*	Asset Purchase Agreement, dated as of July 25, 2012, by and between CytoDyn Inc. and Progenics Pharmaceuticals, Inc.

99.1	Press Release dated July 30, 2012.

*	The exhibits and schedules to the Agreement have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. The Company will furnish copies of any of the exhibits and schedules to the U.S. Securities and Exchange Commission upon request.